UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LinkedIn Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LinkedIn Corporation

2029 Stierlin Court, Mountain View, CA 94043

www.linkedin.com

To the Stockholders of LinkedIn Corporation:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of LinkedIn Corporation (“LinkedIn” or the “Company”) to be held on June 14, 2012, at 9:00 a.m. Pacific Time, at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect two Class I directors;

•	Advisory vote to approve named executive officer compensation;

•	Advisory vote regarding the frequency of the advisory vote on executive compensation; and

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012.

Stockholders of record as of April 20, 2012 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. Please vote as soon as possible.

Sincerely,

Reid Hoffman Chair of the Board of Directors	A. George “Skip” Battle Lead Independent Director	Jeffrey Weiner Chief Executive Officer

LinkedIn Corporation

2029 Stierlin Court, Mountain View, CA 94043

www.linkedin.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2012

On June 14, 2012, LinkedIn Corporation will hold its 2012 Annual Meeting of Stockholders at 9:00 a.m. Pacific Time. The meeting will be held at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 for the following purposes:

•	to elect Leslie Kilgore and Jeffrey Weiner as Class I directors;

•	advisory vote to approve named executive officer compensation;

•	advisory vote regarding the frequency of the advisory vote on executive compensation;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012; and

•	to transact such other business that may properly come before the meeting or at any adjournment or postponement thereof.

More information about these business items is described in the proxy statement accompanying this notice. Any of the above matters may be considered at the Annual Meeting at the date and time specified above or at any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, we would like for your shares to be represented. To ensure that your vote is counted at the meeting, please vote as soon as possible.

By order of the Board of Directors,

Erika Rottenberg Vice President, General Counsel & Secretary

Mountain View, California

April 27, 2012

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION CARD AS INSTRUCTED OR VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, VOTING INSTRUCTION CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

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LINKEDIN CORPORATION

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

LinkedIn’s Board of Directors (the “Board”) is providing these proxy materials to you for use in connection with the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 14, 2012 at 9:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The Annual Meeting will be held at the Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. Stockholders of record as of April 20, 2012 (the “Record Date”) are invited to attend the Annual Meeting and are asked to vote on the proposals described in this proxy statement.

The Notice of Internet Availability (the “Notice”) was first mailed on or about May 4, 2012 to stockholders of record as of the Record Date, and these proxy solicitation materials combined with the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements, were first made available to you on the Internet, on or about May 4, 2012. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, California 94043, and our telephone number is (650) 687-3600. We maintain a website at www.linkedin.com. The information on our website is not a part of this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

Q:	What is the purpose of the Annual Meeting?

A:	To vote on the following proposals:

•	to elect Leslie Kilgore and Jeffrey Weiner as Class I directors;

•	advisory vote to approve named executive officer compensation;

•	advisory vote regarding the frequency of the advisory vote on executive compensation;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012; and

•	to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q:	How does the Board of Directors recommend I vote on these proposals?

A:	The Board recommends a vote:

•	FOR the election of Leslie Kilgore and Jeffrey Weiner as Class I directors;

•	FOR the approval of named executive officer compensation;

•	For the vote EVERY THREE YEARS in the advisory vote regarding the frequency of the advisory vote on executive compensation; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found in the Notice. In addition, the Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Who is making this solicitation?

A:	The proxy for the Annual Meeting is being solicited on behalf of LinkedIn’s Board of Directors.

Q:	Who is entitled to vote at the meeting?

A:	Stockholders Entitled to Vote. Stockholders who our records show owned shares of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. On the Record Date, we had a total of 62,345,881 shares of LinkedIn Class A common stock (“Class A Common Stock”) issued and outstanding, which were held of record by approximately 80 stockholders, and a total of 40,955,540 shares of LinkedIn Class B common stock (“Class B Common Stock,” and, together with Class A Common Stock, the “Common Stock”) issued and outstanding, which were held of record by approximately 159 stockholders. The stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. Each share of Class A Common Stock is entitled to one vote on each proposal and each share of Class B Common Stock is entitled to ten votes on each proposal. The Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

Registered Stockholders. If your shares are registered directly in your name with LinkedIn’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by LinkedIn. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Q:	Can I attend the meeting in person?

A:	You are invited to attend the Annual Meeting if you are a registered stockholder or a street name stockholder as of the Record Date. In order to enter the Annual Meeting, you must present a form of photo identification acceptable to us, such as a valid driver’s license or passport. Please note that since a street name stockholder is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	request that we send our future proxy materials to you by mail or by email.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.

Q:	How can I vote my shares?

A:	Registered Stockholders: Registered stockholders may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number in the Notice and follow the recorded instructions; or

•	By Internet. Access LinkedIn’s secure website registration page through the Internet, as identified in the Notice, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 1:00 a.m. Eastern Time on June 14, 2012.

Street Name Stockholders: If your shares are held by a broker, bank or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your broker, bank or other nominee. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting to vote your shares.

Street name stockholders may generally vote by one of the following methods:

•	By Mail. If you requested printed copies of the proxy materials to be mailed to you, you may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

•

By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker, nominee or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the holder of record; or

•

In Person With a Proxy from the Record Holder. A street name stockholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her bank, brokerage firm or other nominee. Please consult the voting instruction card provided to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Q:	If I submit a proxy, how will it be voted?

A:	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote?”

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. To revoke your proxy instructions and change your vote if you are a holder of record, you must (i) attend the Annual Meeting and vote your shares in person, (ii) advise our Corporate Secretary at our principal executive office (2029 Stierlin Court, Mountain View, California 94043) in writing before the proxy holders vote your shares, (iii) deliver later dated and signed proxy instructions (which must be received prior to the Annual Meeting) or (iv) vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

Q:	What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?

A:	You may attend the meeting and vote in person even if you have already voted or submitted a proxy. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy. If a bank, broker or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the holder of record of the shares giving you the right to vote the shares.

Q:	What quorum is required for the Annual Meeting?

A:	At the Annual Meeting, the presence in person or by proxy of a majority of the aggregate voting power of the stock issued and outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How are votes counted?

A:	Each holder of shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of shares of Class B Common Stock is entitled to 10 votes for each share of Class B Common Stock held as of the Record Date. The Class A Common Stock and Class B Common Stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of named executive officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. For purposes of this proposal, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. For purposes of the advisory vote regarding the frequency of the advisory vote on executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because each of these proposals is an advisory vote, the result will not be binding on the Company’s Board of Directors or the Company. The Board of Directors, the Compensation Committee and/or another committee of the Board of Directors will consider the outcome of the vote when establishing or modifying the compensation of our Named Executive Officers and determining how often the Company should submit to stockholders an advisory vote to approve the compensation of its Named Executive Officers included in the Company’s proxy statement.

The ratification of independent registered public accountants requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on such proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Q:	What are broker non-votes?

A:

Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following

“non-routine” matters absent direction from you: the election of directors, the advisory vote on named executive compensation, and the advisory vote on the frequency of the advisory vote on executive compensation.

Q:	Who will tabulate the votes?

A:	LinkedIn has designated a representative of Computershare Trust Company, N.A. as the Inspector of Election who will tabulate the votes.

Q:	Who pays for the proxy solicitation process?

A:	LinkedIn will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our bylaws, as applicable. In order for a stockholder proposal to be included in our proxy statement and form of proxy relating to the meeting for our 2013 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposal must be received by us no later than January 4, 2013. If a stockholder intends to submit a proposal that is not intended to be included in our proxy statement, or a nomination for director for our 2013 Annual Meeting of Stockholders, the stockholder must give us notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the anniversary of the mailing of the proxy statement for the 2012 Annual Meeting. If the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to the 2013 Annual Meeting and no later than the later of (i) the 90th day prior to the date of the 2013 Annual Meeting or (ii) the 10th day following the date on which public announcement of the date of the 2013 Annual Meeting is first made by LinkedIn. Our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee, applicable, and the stockholder making the proposal or the nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found on our website at www.linkedin.com in the Corporate Governance section of our investor relations webpage.

Q:	What should I do if I get more than one proxy or voting instruction card?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of the Notice, these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate Notices for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one Notice. You should vote in accordance with all of the Notices you receive relating to our Annual Meeting to ensure that all of your shares are counted.

Q:	How do I obtain a separate set of proxy materials or request a single set for my household?

A:

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you wish to receive a separate Notice, proxy statement or annual report at this time, please request the additional copy by contacting our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement in the future, they may contact Investor Relations, LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. They may also send an email to Investor Relations at investors@linkedin.com. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.

Q:	What if I have questions about lost stock certificates or need to change my mailing address?

A:	You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at 1-877-373-6374 (U.S.) or +1-781-575-3120 (outside the U.S.), or by email at web.queries@computershare.com, if you have lost your stock certificate or need to change your mailing address.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors is presently composed of seven members: A. George “Skip” Battle, Reid Hoffman, Leslie Kilgore, Stanley J. Meresman, Michael J. Moritz, David Sze and Jeffrey Weiner. Mr. Hoffman serves as Chair of the Board of Directors and Mr. Battle is our Lead Independent Director.

Our Board of Directors has determined that Messrs. Battle, Meresman, Moritz and Sze and Ms. Kilgore, representing five of our seven directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange (“NYSE”). There are no family relationships between any director and an executive officer.

The Board of Directors held ten meetings during fiscal year 2011. The Board also acted three times by unanimous written consent. Each director attended at least 80% of the aggregate number of meetings of our Board of Directors and the committees on which such director served during fiscal year 2011. This Annual Meeting will be our first annual meeting of stockholders. Our Board members are strongly encouraged, per our Corporate Governance Guidelines, to attend each annual meeting of stockholders.

Information about the Directors and Nominees

In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve until the third annual meeting following election or until their successors are duly elected and qualified. Set forth below is information regarding our directors and the nominees as of April 27, 2012:

Name	Age	Position	Director Since
Directors whose terms will expire at the 2012 Annual Meeting
Leslie Kilgore	46	Director	2010
Jeffrey Weiner	42	Chief Executive Officer and Director	2009
Directors whose terms will expire at the 2013 Annual Meeting
A. George “Skip” Battle	68	Lead Independent Director	2010
Michael J. Moritz	57	Director	2011
Directors whose terms will expire at the 2014 Annual Meeting
Reid Hoffman	44	Chair	2003
Stanley J. Meresman	65	Director	2010
David Sze	46	Director	2004

Business Experience and Qualifications of Directors

Nominees

Leslie Kilgore has served on our Board of Directors since March 2010. Ms. Kilgore served as the Chief Marketing Officer (formerly Vice President of Marketing) of Netflix, Inc., an online video rental company, from March 2000 to February 2012, and has served as a member of the board of directors of Netflix since January 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an Internet retailer. Ms. Kilgore served as a Brand Manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford Graduate School of Business and a B.S. from The Wharton School at the University of Pennsylvania. Ms. Kilgore was selected to serve on our Board of Directors due, in part, to her extensive experience in marketing and the consumer products industry. Ms. Kilgore qualifies as an “audit committee financial expert” under Securities and Exchange Commission, or SEC, guidelines.

Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms’ consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world’s largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company’s consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org and Malaria No More. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania. Mr. Weiner was selected to serve on our Board of Directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet industry.

Class II Directors (Current Term Will Expire at the 2013 Annual Meeting)

A. George “Skip” Battle has served on our Board of Directors since February 2010 and was appointed as our Lead Independent Director in December 2010. During the last five years, Mr. Battle has been serving on the boards of directors of various public and private companies. From January 2004 to July 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., an Internet search engine company, and from December 2000 to January 2004 he served as Chief Executive Officer of Ask Jeeves. From December 1995 to January 2006, Mr. Battle served as a member of the board of directors for PeopleSoft, Inc., an enterprise software company, from August 1996 to June 2002 he served as a member of the board of directors for Barra, Inc., a software company, and from June 2005 until May 2011 he served as a member of the board of directors of Advent Software, Inc., a software and consulting company. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Mr. Battle is currently the chairman of the board of directors for Fair Isaac Corporation, an analytic products company, and is also a member of the board of directors for Netflix, Inc., an online video rental company, Expedia, Inc., an online travel reservations provider, OpenTable, Inc., an online network connecting reservation-taking restaurants and people who dine at those restaurants, and the Masters Select family of mutual funds. He holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in Economics from Dartmouth College. Mr. Battle was selected to serve on our Board of Directors due, in part, to his extensive background in public accounting and auditing, as well as his experience in the Internet industry. Mr. Battle qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Michael J. Moritz has served on our Board of Directors since January 2011. Mr. Moritz has been a Managing Member of Sequoia Capital, a venture capital firm, since 1986. He currently serves as a director for Green Dot Corporation, a provider of general purpose reloadable pre-paid debit cards, Kayak Software Corporation, an online provider of travel information, and GameFly, Inc., an online video game rental service company. Mr. Moritz previously served as a director of a variety of companies, including Flextronics Ltd., Google Inc., PayPal, Inc., Yahoo! Inc. and Zappos.com, Inc. Mr. Moritz holds an M.A. in Modern History from Christ Church, Oxford. Mr. Moritz was selected to serve as a director on our Board of Directors due, in part, to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies and service on the boards of directors of a range of public and private companies.

Class III Directors (Current Term Will Expire at the 2014 Annual Meeting)

Reid Hoffman is one of our co-founders and has served on our Board of Directors since March 2003 and was appointed as the Chair of our Board of Directors in December 2010. He has also been a Partner at Greylock

Partners, a venture capital firm, since November 2009. Previously, he served as our Chief Executive Officer from March 2003 to February 2007 and from December 2008 to June 2009. Mr. Hoffman also served as our President, Products from February 2007 to December 2008, and as our Executive Chair from June 2009 to November 2009. Prior to LinkedIn, Mr. Hoffman was executive vice president of PayPal Inc., an online payment company, from January 2000 to October 2002. Mr. Hoffman serves on the board of directors for Zynga Inc., a public social gaming company, as well as several private companies, including Kiva.org, Mozilla Corporation, Shopkick, Endeavor, Edmodo and Wrapp. Mr. Hoffman holds a Masters degree in Philosophy from Oxford University and a B.S. in Symbolic Systems from Stanford University. Mr. Hoffman was selected to serve on our Board of Directors due to the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with technology companies.

Stanley J. Meresman has served on our Board of Directors since October 2010. During the last five years, Mr. Meresman has been serving on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. He serves as a director of Meru Networks, Inc., Riverbed Technology, Inc. and Zynga Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve as a director on our Board of Directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded corporations. Mr. Meresman qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters. Mr. Meresman has served both as chair of the audit committee and chief financial officer of several public companies.

David Sze has served on our Board of Directors since September 2004. Mr. Sze is a Partner at Greylock Partners, which he joined in 2000. Prior to Greylock Partners, Mr. Sze was Senior Vice President of Product Strategy at Excite and then Excite@Home. As an early employee at Excite, Mr. Sze also held roles as General Manager of Excite.com and Vice President of Content and Programming for the Excite Network. Prior to Excite, he was in product marketing and development at Electronic Arts, Inc. and Crystal Dynamics, respectively. He started his career in management consulting for Marakon Associates and The Boston Consulting Group. Mr. Sze holds an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University. Mr. Sze was selected to serve as a director on our Board of Directors due, in part, to his extensive background with Internet and technology companies.

Committees of the Board of Directors

The Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee.

The following chart details the membership of each standing committee for fiscal year 2011, which is current as of April 27, 2012, and the number of meetings each committee held in fiscal year 2011.

Name of Director	Audit	Compensation	Governance and Nominating
A. George “Skip” Battle	M	M	C
Leslie Kilgore	M	C	M
Stanley J. Meresman	C	M	M
Number of Meetings in Fiscal 2011	13	11	8

M = Member

C = Chair

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Among other matters, the Audit Committee assists the Board of Directors in oversight of the independent auditors’ qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent auditor; and reviews and approves related party transactions under Item 404 of Regulation S-K. In addition, our Audit Committee oversees our internal audit function.

The current members of our Audit Committee are Mr. Meresman, who is the chair of the committee, Mr. Battle and Ms. Kilgore. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board of Directors has determined that Messrs. Meresman and Battle and Ms. Kilgore are Audit Committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the rules and regulations of the NYSE. All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. Mr. Meresman currently serves on the audit committees of four public companies, including our Audit Committee. Pursuant to the NYSE rules and regulations, our Board of Directors has determined that his simultaneous service on the audit committees of four public companies does not impair his ability to effectively serve on our Audit Committee.

The Audit Committee Report is included in this proxy statement on page 52. A copy of the Audit Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.

Compensation Committee

Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with the Board of Directors, the performance of our CEO, reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executives and evaluates the performance of these executives in light of those goals and objectives. Our Compensation Committee also adopts and administers our equity compensation plans. Beginning in 2012, our Compensation Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board of Directors, which was the responsibility of our Governance and

Nominating Committee in 2011. The current members of our Compensation Committee are Ms. Kilgore, who is the chair of the committee, Mr. Battle and Mr. Meresman. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code, or the Code.

The Compensation Committee Report is included in this proxy statement on page 39. A copy of the Compensation Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.

Governance and Nominating Committee

Our Governance and Nominating Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Governance and Nominating Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the board self-evaluation process. For 2011, our Governance and Nominating Committee was also responsible for making recommendations regarding non-employee director compensation to the full Board of Directors, but that responsibility is now held by our Compensation Committee. The current members of our Governance and Nominating Committee are Mr. Battle, who is the chair of the committee, Ms. Kilgore and Mr. Meresman. All of the members of our Governance and Nominating Committee are independent under the rules and regulations of the NYSE.

A copy of the Governance and Nominating Committee’s written charter is available on our website at www.linkedin.com in the Corporate Governance section of our Investor Relations webpage.

Stockholder Recommendations

Stockholders can recommend qualified nominees for our Board of Directors to the Governance and Nominating Committee by submitting a proposal to our Corporate Secretary at 2029 Stierlin Court, Mountain View, California 94043. Written submissions which include the following requirements will be forwarded to the Governance and Nominating Committee for review and consideration:

•	the nominee’s name, age, business address and residence address;

•	the principal occupation or employment of the nominee;

•	the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•

a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders; and

•

any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected.

In addition to these requirements, stockholder nominations must meet the other requirements set forth in our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Proxy Materials and Our Annual Meeting – May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?” on page 5 of this proxy statement.

Director Qualifications

The Governance and Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity; and with respect to diversity, the Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The Governance and Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics set forth in the Governance and Nominating Committee Charter.

Each director must ensure that other existing and anticipated future commitments do not materially interfere with the members’ service as a director. Any employee director must submit his or her offer of resignation from the Board in writing upon termination of employment with the Company. Upon change of his or her principal employer, any non-employee director must submit his or her offer of resignation from the Board in writing to the Chair of the Governance and Nominating Committee. The Board, through the Governance and Nominating Committee, will determine whether to accept or reject such resignation and will make a recommend to the Board as to whether to accept or reject the offer of resignation, or whether other action should be taken.

Identification and Evaluation of Nominees for Directors.

Our Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. Our Governance and Nominating Committee regularly assesses the appropriate size and composition of our Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Governance and Nominating Committee through stockholders, management, current members of the Board of Directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Board Effectiveness

Our Board of Directors performs an annual self-assessment, led by the Chair of our Governance and Nominating Committee, to evaluate its effectiveness in fulfilling its obligations.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Communications with the Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o Corporate Secretary

LinkedIn Corporation

2029 Stierlin Court

Mountain View, CA 94034

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. The Code of Business Conduct and Ethics is available on the investor relations portion of our website at http://investors.linkedin.com. We expect that, to the extent required by law, rules or regulations applicable to us, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Board Leadership and Role in Risk Oversight

We believe that our Board and committee structure provides strong overall management of the Company. While our Board Chair and Chief Executive roles are separate, our current Board Chair, Reid Hoffman, is not independent under NYSE rules as a result of his past employment with the Company. The Board of Directors believes that Mr. Hoffman’s service as Board Chair is appropriate and is in the best interests of the Board of Directors, the Company and its stockholders, the Board of Directors determined that it would be beneficial to have a Lead Independent Director to, among other things, preside over executive sessions of the independent directors. The complementary roles of the Board Chair and the Lead Independent Director help to lead the Board effectively.

Mr. Hoffman, our Board Chair is a co-founder of the Company and, until 2009, he was an employee. He brings valuable insight given his tenure with us, as well as his knowledge of our industry. Our Lead Independent Director, Skip Battle, is independent under the NYSE rules and has deep technology and financial experience. Mr. Battle also has significant experience on the boards of directors’ of other public and private companies, specifically technology companies, at various stages of their development. Our CEO is also a director, which brings an internal perspective to our Board, and we have two directors that are affiliated with long-term investors in the Company who are very familiar with our business, culture and values. Our Lead Independent Director and two other independent directors, who all serve on our standing committees, provide perspectives from their own experience and expertise, which ensures that we have a broad range of backgrounds and viewpoints informing our Board of Directors and committees’ decision-making and strategic thinking.

Our Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance, and other risks. Our Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as required.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with our business strategy, product innovation and sales road map, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, acquisitions and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and our operational infrastructure, particularly reliability, business continuity and capacity.

Governance and Nominating Committee	Risks and exposures associated with director and management succession planning, corporate governance and overall Board effectiveness.

Compensation Committee	Risks and exposures associated with leadership assessment, executive compensation programs and arrangements, including overall incentive and equity plans.

Director Compensation

Neither our employee directors, nor Mr. Hoffman, receives compensation for his or her service on the Board of Directors. In addition, given the value of the investments made by the funds with which our other non-employee directors are affiliated as well as the internal policies of certain of those funds, we do not currently provide them with compensation for their service on the Board of Directors. On April 7, 2011, our Board of Directors approved stock option grants to purchase 20,000 shares of our common stock with a per share exercise price of $22.59 to each of Messrs. Battle and Meresman and Ms. Kilgore in connection with their service on each of the committees of our Board of Directors. Given the value of this equity compensation, none of Messrs. Battle or Meresman or Ms. Kilgore receive cash compensation for their service on the Board of Directors. We reimburse our non-employee directors for reasonable expenses in connection with attendance at Board of Director and committee meetings.

Director Equity Awards

The following table sets forth information regarding the equity compensation granted to our non-employee directors during the fiscal year ended December 31, 2011.

Name	Option Awards ($) (1)	Total Director Compensation ($)
A. George “Skip” Battle	234,006	234,006
Reid Hoffman	—	—
Leslie Kilgore	234,006	234,006
Mark Kvamme (2)	—	—
Stanley Meresman	234,006	234,006
Michael Moritz	—	—
David Sze	—	—

(1)	Options shown in the table above were early exercised but are now fully vested. The 20,000 shares subject to each option grant vested on April 7, 2012, the first anniversary of the vesting commencement date. The amounts included in the “Option Awards” column represent the aggregate grant date fair value of option awards calculated in accordance with authoritative accounting guidance on stock compensation. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 2, 2012.
(2)	Mr. Kvamme was a director from November 2003 to January 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 15, 2012 as to (i) each person who is known by us to beneficially own more than 5% of our outstanding Common Stock, (ii) each of the executive officers and other persons named in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o LinkedIn Corporation, 2029 Stierlin Court, Mountain View, California 94043.

Applicable percentage ownership is based on 62,268,697 shares of Class A Common Stock and 40,983,674 shares of Class B Common Stock outstanding at April 15, 2012. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of April 15, 2012, and shares issuable upon the vesting of restricted stock units within 60 days of April 15, 2012. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock+		% of Total Voting Power#
	Shares	%	Shares	%
5% Stockholders:
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 (1)	—	—	18,601,696	45.4	39.4
Entities affiliated with Sequoia Capital (2)	—	—	8,420,309	20.5	17.8
Entities affiliated with Greylock Partners (3)	—	—	7,043,180	17.2	14.9
Entities affiliated with Bessemer Venture Partners (4)	—	—	3,328,253	8.1	7.0
Entities affiliated with Morgan Stanley (5)	4,062,992	6.5	—	—	*
Prudential Financial, Inc. (6)	4,510,103	7.2	—	—	1.0
Named Executive Officers and Directors:
Jeffrey Weiner (7)	555	*	2,571,850	5.9	5.2
Steven Sordello (8)	12,859	*	671,595	1.6	1.4
David Henke (9)	359	*	284,958	*	*
Dipchand “Deep” Nishar (10)	359	*	530,405	1.3	1.1
Michael Gamson (11)	359	*	261,147	*	*
A. George “Skip” Battle (12)	25,582	*	90,000	*	*
Reid Hoffman (13)	—	—	18,601,696	45.4	39.4
Leslie Kilgore (14)	—	—	80,000	*	*
Stanley Meresman (15)	—	—	57,500	*	*
Michael Moritz (16)	510,815	*	8,420,309	20.5	17.9
David Sze (17)	—	—	7,043,180	17.2	14.9
All executive officers and directors as a group (13 persons) (18)	551,516	*	38,891,265	87.5	76.8

+	Options to purchase Class B Common Stock included in this table may be early exercisable, and to the extent such shares of Class B Common Stock are unvested as of a given date, such Class B Common Stock will remain subject to a right of repurchase held by us. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis, such that each holder of Class B Common Stock beneficially owns an equivalent number of Class A Common Stock.
#	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B Common Stock, as a single class. Each holder of Class B Common Stock shall be entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock shall be entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Represents beneficial ownership of less than 1%.
(1)	Consists of 18,601,696 shares of Class B Common Stock owned by the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009. Reid Hoffman retains sole voting and dispositive power over these shares.
(2)	Consists of (i) 7,388,088 shares of Class B Common Stock held of record by Sequoia Capital XI; (ii) 797,135 shares of Class B Common Stock held of record by Sequoia Capital XI Principals Fund; and (iii) 235,086 shares of Class B Common Stock held of record by Sequoia Technology Partners XI. SC XI Management, LLC is the general partner of Sequoia Capital XI and Sequoia Technology Partners XI, and the managing member of Sequoia Capital XI Principals Fund (collectively referred to as the “Sequoia Capital Entities”). Michael Moritz, one of our directors, is one of the managing members of SC XI Management, LLC and shares voting and dispositive power over the Class B Common Stock held by the Sequoia Capital Entities. The address for these entities is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.
(3)	Consists of (i) 6,167,053 shares of Class B Common Stock held of record by Greylock XI Limited Partnership; (ii) 704,318 shares of Class B Common Stock held of record by Greylock XI Principals LLC; and (iii) 171,809 shares of Class B Common Stock held of record by Greylock XI-A Limited Partnership. Greylock XI GP Limited Partnership is the general partner of each of Greylock XI Limited Partnership and Greylock XI-A Limited Partnership, and Greylock Management Corporation is the managing member of Greylock XI Principals LLC (collectively referred to as the “Greylock Partners Entities”). David Sze, one of our directors, is one of the directors of Greylock Management Corporation and shares voting and dispositive power over the Class B Common Stock held by the Greylock Partners Entities. Reid Hoffman, one of our directors, is a general partner of the Greylock Partners Entities, but has no voting or dispositive power with respect to the Class B Common Stock held by the Greylock Partners Entities. The address for these entities is 2550 Sand Hill Road, Menlo Park, CA 94025.
(4)	According to a Schedule 13(G) filed February 14, 2012, the 3,328,253 Class B Common Stock shares reported by Deer VI & Co. LLC (“Deer”) are owned, or may be deemed to be beneficially owned, by Deer, the sole general partner of Bessemer Venture Partners Co-Investment L.P. (“BVP Co-Invest”), Bessemer Venture Partners VI Institutional L.P. (“BVP VI Institutional”) and Bessemer Venture Partners VI L.P. (“BVP VI”), collectively referred to as the “Bessemer Venture Partners Entities”. The Bessemer Venture Partners Entities own, or may be deemed to beneficially own, 3,328,253 shares, of which Deer holds sole voting and dispositive power of 3,328,253 shares, BVP Co-Invest holds sole voting and dispositive power of 827,904 shares, BVP VI Institutional holds sole voting and dispositive power of 41,602 shares and BVP VI holds sole voting and dispositive power of 2,458,747 shares. The Class B Common Stock reported by Deer and the Bessemer Venture Partners Entities are convertible on a one-to-one basis at the option of the holder into one share of Class A Common Stock. The percentage reported in the table assumes the conversion of all of the shares of Class B Common Stock reported in the Schedule 13(G). The address for these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.
(5)	According to a Schedule 13(G) filed January 6, 2012, the 4,062,992 Class A Common Stock shares reported by Morgan Stanley (“MS”), are owned, or may be deemed to be beneficially owned, by MS, the parent holding company, which holds sole voting power of 3,980,033 shares and sole dispositive power of 4,062,992 shares. The 4,062,992 shares reported are owned by Morgan Stanley Investment Management Inc. (“MS IM”), an investment advisor and wholly-owned subsidiary of MS. MS IM holds sole voting power of 3,980,033 shares and sole dispositive power of 4,062,992 shares. The address for MS is 1585 Broadway, New York, NY 10036. The address for MS IM is 522 Fifth Avenue, New York, NY 10036.
(6)	According to a Schedule 13(G) filed February 10, 2012, the 4,510,103 Class A Common Stock shares reported by Prudential Financial, Inc. (“Prudential”) are owned, or may be deemed to be beneficially owned, by Prudential, the parent holding company, which holds sole voting and dispositive power of 73,784 and shared dispositive power of 4,436,319 shares. The 4,510,103 shares reported are owned, directly or indirectly, by Prudential or its investment advisors, The Prudential Insurance Company of America, Jennison Associates LLC, Prudential Investment Management, Inc. or Quantitative Management Associates LLC, for its own benefit or for the benefit of its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The address for these entities is 751 Broad Street, Newark, NJ 07102-3777.

(7)	Consists of (i) 555 shares of Class A Common Stock; (ii) 21,000 shares of Class B Common Stock; and (iii) 2,550,850 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.
(8)	Consists of (i) 359 shares of Class A Common Stock; (ii) 12,500 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 15, 2012; (iii) 634,095 shares of Class B Common Stock, of which 31,250 may be repurchased by us at the original exercise price within 60 days of April 15, 2012; and (iv) 37,500 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.
(9)	Consists of (i) 359 shares of Class A Common Stock and; (ii) 284,958 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.
(10)	Consists of (i) 359 shares of Class A Common Stock; (ii) 49,004 shares of Class B Common Stock held of record by Dipchand V. Nishar and Rashmi D. Nishar, as Trustees of the Nishar Family Trust dated 10/8/08; (iii) 46,609 shares of Class B Common Stock held of record by Mr. Nishar, as Trustee of the Dipchand V. Nishar 2009 Grantor Retained Annuity Trust dated 12/02/2009; (iv) 46,609 shares of Class B Common Stock held of record by Rashmi D. Nishar, as Trustee of the Rashmi D. Nishar 2009 Grantor Retained Annuity Trust dated 12/02/2009; and (v) 388,183 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.
(11)	Consists of (i) 359 shares of Class A Common Stock; (ii) 120,000 shares of Class B Common Stock, of which 24,584 may be repurchased by us at the original exercise price within 60 days of April 15, 2012; and (iii) 141,147 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.
(12)	Consists of (i) 25,582 shares of Class A Common Stock; and (ii) 90,000 shares of Class B Common Stock, of which 32,813 may be repurchased by us at the original exercise price within 60 days of April 15, 2012. Excludes 11,112 shares held by the Battle Family Foundation, a 501(c)(3) corporation, of which Mr. Battle is an executive officer.
(13)	Consists of 18,601,696 shares of Class B Common Stock held of record by Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009, and does not include the shares listed in footnote (3) above, which are held by the Greylock Partners Entities. Reid Hoffman, one of our directors, is a general partner of the Greylock Partner Entities, but has no voting or dispositive power with respect to the shares held by the Greylock Partners Entities.
(14)	Consists of 80,000 shares of Class B Common Stock, of which 27,500 may be repurchased by us at the original exercise price within 60 days of April 15, 2012.
(15)	Consists of 57,500 shares of Class B Common Stock held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust UDT dated September 13, 1989, of which 43,750 may be repurchased by us at the original exercise price within 60 days of April 15, 2012.
(16)	Consists of the shares listed in footnote (2) above, which are held by the Sequoia Capital Entities. Mr. Moritz, one of our directors, is a partner at Sequoia Capital and shares voting and dispositive power over the shares held by the Sequoia Capital Entities. Also includes 292,050 shares of Class A Common Stock held of record by The Maximus Trust dated March 19, 1996 for which Mr. Moritz serves as a trustee and 218,765 shares of Class A Common Stock held of record by Maximus Partners, L.P. for which Mr. Moritz serves as the managing general partner.
(17)	Consists of the shares listed in footnote (3) above, which are held by the Greylock Partners Entities. Mr. Sze, one of our directors, is a partner at Greylock Partners and holds shared voting and dispositive power over the shares held by the entities affiliated with the Greylock Partners Entities.
(18)	Consists of (i) 539,016 shares of Class A Common Stock beneficially owned by the current directors and executive officers; (ii) 12,500 shares of Class A Common Stock issuable pursuant to restricted stock units that will vest within 60 days of April 15, 2012; (iii) 35,404,527 shares of Class B Common Stock, of which 172,397 may be repurchased by us at the original exercise price within 60 days of April 15, 2012; and (iv) 3,486,738 shares of Class B Common Stock issuable pursuant to stock options exercisable within 60 days of April 15, 2012.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms. At the 2012 Annual Meeting, two directors will be elected for three year terms.

Nominees

The Governance and Nominating Committee of the Board of Directors recommended, and the Board of Directors approved, Leslie Kilgore and Jeffrey Weiner as nominees for election at the Annual Meeting to the Board of Directors. If elected, each of Leslie Kilgore and Jeffrey Weiner will serve as directors until our annual meeting in 2015, and until a successor is qualified and elected or until his or her earlier resignation or removal. Each of the nominees is currently a director of the Company. Please see “Nominees” on page 7 of this Proxy Statement for information concerning the nominees.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Leslie Kilgore and Jeffrey Weiner. If the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.

Vote Required

Each director is elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of Leslie Kilgore and Jeffrey Weiner as Class I directors.

PROPOSAL TWO:

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our Named Executive Officers for 2011.

Our executive compensation program and compensation paid to our Named Executive Officers are described on pages 26-46 of this proxy statement. Our compensation programs are overseen by the Compensation Committee and reflect our philosophy to pay all of our employees, including our Named Executive Officers, in ways that support the following principles that we believe reflect our core values (our members come first; relationships matter; be open, honest and constructive; demand excellence; take intelligent risks; and act like an owner):

•	support, attract and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with our Company’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with our Company’s long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

To help achieve these objectives, we structure our Named Executive Officers’ compensation to reward the achievement of short-term and long-term strategic and operational goals.

Based on the above, we request that stockholders approve the compensation of LinkedIn’s Named Executive Officers as described pursuant to the disclosure rules of the Securities and Exchange Commission pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of named executive officer compensation requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that stockholders vote “FOR” Proposal Two to approve the compensation paid to the Company’s Named Executive Officers.

PROPOSAL THREE:

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Two above, LinkedIn’s stockholders are being provided the opportunity to cast an advisory vote on LinkedIn’s executive compensation program. The advisory vote on executive compensation described in Proposal Two is referred to as a “say-on-pay vote.”

This Proposal Three provides our stockholders the opportunity to cast an advisory vote on how often LinkedIn should include a say-on-pay vote in its proxy materials for future annual (or other meetings for which LinkedIn must include executive compensation information). Under this Proposal Three, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

LinkedIn believes that say-on-pay votes should be conducted every three years for the following reasons:

•

A substantial portion of executive compensation is in the form of long-term equity awards with performance periods of 3 or more years. Triennial votes will provide stockholders sufficient time to evaluate the effectiveness of such long-term compensation strategies and related business outcomes of LinkedIn.

•

Triennial votes will provide LinkedIn with the time to thoughtfully consider the results of the say-on-pay votes, respond to stockholders sentiments and implement changes. The Compensation Committee generally approves changes to executive compensation practices each November/December and any change implemented typically applies to the following year. Accordingly, a change made in year one would typically be effective in year two, and LinkedIn and our stockholders would see the results from those changes most likely in year three.

•

In contrast, annual or biennial votes would not allow for changes to LinkedIn’s compensation program to be in place long enough to evaluate whether the changes were effective and may unduly disrupt longer-term compensation strategies tied to Company performance.

Vote Required

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on Proposal Three is not binding on us. However, the Board of Directors and/or subcommittee of the Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

The Board recommends that stockholders vote on Proposal Three to hold say-on-pay votes EVERY THREE YEARS.

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2012 and recommends that stockholders vote for ratification of such selection. Although ratification by stockholders is not required by law, the Company has determined that it is desirable to request ratification of this selection by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. Notwithstanding its selection or voting results, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of LinkedIn and its stockholders.

Deloitte & Touche LLP has audited our consolidated financial statements annually since it was first appointed in fiscal year 2002. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Fees for Professional Services Rendered, Accrued for or Billed by Deloitte & Touche LLP during Fiscal Years 2011 and 2010

	Fiscal Year
	2011	2010
Audit Fees (1)	$2,665	$822
Audit-Related Fees	4	81
Tax Fees	901	740
All Other Fees	—	—

Total	$3,570	$1,643

(1)	Reflects the fees approved by LinkedIn and billed or to be billed by Deloitte & Touche LLP with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of the financial statements presented in our quarterly reports on Form 10-Q, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, our Form S-1 related to our follow-on public offering and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

“Audit-Related Fees” consisted of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The Audit Committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years

2011 and 2010, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by Deloitte & Touche LLP were approved by the Audit Committee in accordance with SEC requirements.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for fiscal year 2012. Abstentions are treated as shares of Common Stock present in person or represented by proxy and entitled to vote and therefore, will have the effect of a vote “against” the ratification of Deloitte & Touche LLP as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors, on behalf of the Audit Committee, recommends that stockholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as LinkedIn’s independent registered public accountants for the fiscal year ending December 31, 2012.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive and certain key officers as of April 27, 2012.

Name	Age	Position
Jeffrey Weiner	42	Chief Executive Officer and Director
Steven Sordello	42	Senior Vice President and Chief Financial Officer
Michael Gamson	37	Senior Vice President, Global Solutions
David Henke	55	Senior Vice President, Operations
Dipchand “Deep” Nishar	43	Senior Vice President, Products and User Experience
Erika Rottenberg	49	Vice President, General Counsel and Secretary
J. Kevin Scott	40	Senior Vice President, Engineering

Jeffrey Weiner has served as our Chief Executive Officer since June 2009 and as a member of our Board of Directors since July 2009. Mr. Weiner served as our interim President from December 2008 to June 2009. Prior to LinkedIn, Mr. Weiner was an Executive in Residence at Greylock Partners and Accel Partners, both venture capital firms, from September 2008 to June 2009, where he focused on advising the leadership teams of the firms’ consumer technology portfolio companies and worked closely with the partners to evaluate new investment opportunities. Previously, Mr. Weiner held several key leadership roles at Yahoo! Inc., one of the world’s largest digital media companies, from May 2001 to June 2008, including most recently as an Executive Vice President where he was responsible for many of the company’s consumer-facing products. In addition to LinkedIn, Mr. Weiner serves on the board of directors of Intuit Inc., a provider of business and financial management solutions, as well as DonorsChoose.org and Malaria No More. He holds a B.S. in Economics from The Wharton School at the University of Pennsylvania. Mr. Weiner was selected to serve on our Board of Directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet industry.

Steven Sordello has served as our Senior Vice President and Chief Financial Officer since January 2011 and served as our Chief Financial Officer from July 2007 to January 2011. Prior to LinkedIn, Mr. Sordello served as Chief Financial Officer of two Nasdaq publicly traded companies. He was Chief Financial Officer of TiVo, Inc., a manufacturer of digital video recorders, from August 2006 to July 2007, where he was part of the management team that helped lead TiVo to its first quarter of profitability. Prior to TiVo, Mr. Sordello served in several roles, including as Chief Financial Officer at Ask Jeeves, Inc., an Internet search engine company, from May 1999 to October 2005 when it was acquired by IAC/Interactive Corporation. At Ask Jeeves, he was part of the management team that lead the company through a transition from unprofitable to a high-growth, high-margin company. Mr. Sordello has also worked in senior finance roles at Adobe Systems Incorporated, a leading software company, and Syntex Corporation, a pharmaceuticals company (acquired by Roche Pharmaceuticals). He holds an M.B.A. and a B.S. in Business from Santa Clara University.

Michael Gamson has served as our Senior Vice President, Global Solutions since January 2011. Prior to that, Mr. Gamson was our Vice President of Sales for our Hiring Solutions business from June 2008 to January 2011, and our General Manager of LinkedIn Research Network from September 2007 to June 2008. Prior to LinkedIn, Mr. Gamson served in several roles, including most recently as Director of Product Marketing from April 2004 to August 2007, at Advent Software, Inc., a provider of enterprise software for investment managers, from January 1999 until August 2007. Mr. Gamson holds a B.A. in Comparative Religions and Fine Arts from Amherst College.

David Henke has served as our Senior Vice President, Operations since January 2011, and served as our Vice President, Operations from November 2009 to January 2011. Prior to LinkedIn, Mr. Henke was Senior Vice President, Engineering at Yahoo! Inc., from July 2005 to June 2009, responsible for Engineering/Operations at Yahoo! Search Marketing and the Production Operations Infrastructure for the entire company. Prior to Yahoo!,

Mr. Henke ran Engineering/Operations for AltaVista Company, an Internet search engine company, from 1998 to 2002. Prior to AltaVista, he served in development and management roles for Silicon Graphics, Inc., a manufacturer of high-performance computing solutions, from 1990 to 1998. He holds a B.A. in Mathematics from the University of California, Santa Barbara.

Dipchand “Deep” Nishar has served as our Senior Vice President, Products and User Experience since January 2011, and served as our Vice President, Products from January 2009 until January 2011. Prior to LinkedIn, Mr. Nishar served in several roles, including most recently as the Senior Director of Products for the Asia-Pacific region, at Google Inc., an Internet search company, from August 2003 to January 2009. He was also the Founder and Vice President of Products at Patkai Networks, a service oriented architecture software company. Mr. Nishar holds an M.B.A. with highest honors (Baker Scholar) from Harvard Business School, an M.SEE from University of Illinois, Urbana-Champaign, and a B.Tech with honors from the Indian Institute of Technology.

Erika Rottenberg has served as our Vice President, General Counsel and Secretary since July 2008. Prior to LinkedIn, Ms. Rottenberg served as Senior Vice President, General Counsel and Secretary for SumTotal Systems, Inc., a talent management enterprise software company, from March 2004 to July 2008, and served as a consultant to SumTotal through December 2008. Prior to SumTotal, Ms. Rottenberg served in several roles, including most recently as Vice President, Strategic Development and General Counsel, at Creative Labs, Inc., a computer peripheral and digital entertainment product company. Ms. Rottenberg began her legal career with the Silicon Valley-based law firm of Cooley LLP. Ms. Rottenberg also serves on the board of directors of the Girl Scouts of Northern California and the Silicon Valley Law Foundation. She holds a J.D. from the University of California, Berkeley’s Boalt Hall School of Law and a B.S. in Special and Elementary Education from State University of New York at Geneseo.

J. Kevin Scott has served as our Senior Vice President, Engineering since February 2012, and served as our Vice President, Engineering from February 2011 to February 2012. Prior to LinkedIn, Mr. Scott was Senior Engineering Director at Google Inc., an Internet search company, from June 2010 to February 2011, responsible for overseeing mobile ads engineering. Prior to that, Mr. Scott was VP Engineering/Operations at AdMob, a mobile advertising company, from July 2007 to June 2010. He holds an M.S. in Computer Science from Wake Forest University and a B.S. in Computer Science from Lynchburg College.

Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for:

•	Jeffrey Weiner, our Chief Executive Officer (our “CEO”);

•	Steven Sordello, our Senior Vice President and Chief Financial Officer (our “CFO”);

•	David Henke, our Senior Vice President, Operations;

•	Dipchand “Deep” Nishar, our Senior Vice President, Products and User Experience; and

•	Michael Gamson, our Senior Vice President, Global Solutions.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving our executive team, including the Named Executive Officers, during 2011.

Executive Summary

During 2011, we completed a successful initial public offering of shares of our Class A Common Stock. In the months leading up to this event, our executive team undertook extraordinary efforts to manage our business during a period of remarkable growth in a dynamic economic climate, while, at the same time, preparing the Company and employees for the offering.

One of our goals in early 2011 was to evaluate and continue to design our executive compensation program in anticipation of becoming a publicly-traded company. Among other things, we began to shift the orientation of our program from a heavy reliance on equity compensation as a recruitment and motivation tool to a more balanced mix of cash and equity compensation opportunities, as well as a more balanced approach to short term and long term incentives. While we plan to continue to favor long term incentives, we made, and began implementation of, the following key strategic decisions in 2011:

•

We began to increase the base salaries and target total cash compensation of our executive team, including the Named Executive Officers, to more market competitive levels relative to the companies against which we compare our compensation practices, which we refer to as our compensation peer group. Following adjustments to the base salaries of our executives in April 2011 and further adjustments to the base salaries and target annual cash bonus opportunities of our executives in December 2011 (with these latter adjustments effective January 1, 2012), cash compensation levels approximate market median levels of our compensation peer group.

•

We made a grant of equity awards to most of our executives, including the Named Executive Officers in December 2011. Generally, the value of the awards was targeted at the 75th percentile of our compensation peer group. Due to the growth rate of the Company, as well as the strength, expertise and performance of our executive team, we believe the 75th percentile to be an appropriate target level for compensation of our executives. The December grant was intended to incentivize retention of the continued services of our executive team during a period of anticipated high growth, and rapid organization change, and recognize that these individuals are highly sought-after individuals by competitors and other companies.

Accordingly, we granted our executives, including the Named Executive Officers (other than Mr. Gamson, who received a stock option grant to purchase 375,000 shares of our common stock in connection with his promotion to Senior Vice President, Global Solutions in January 2011), restricted stock unit awards, with values on the grant date of approximately $6.6 million, or 100,000 restricted stock units, for our Chief Executive Officer, and averaging approximately $3.0 million, or 45,000 restricted stock units, for our other Named Executive Officers receiving such awards. The vesting of these awards has been tailored for each executive who received a grant, and is designed to begin vesting when the estimated replacement cost of the executive (based on what it will cost to hire someone for the position) is projected to exceed the aggregate value of his or her unvested equity holdings.

Executive Compensation Philosophy

We operate in a new and rapidly evolving market. To succeed in this environment, we must continually refine our business model, foster the viral growth of our member base, increase the level of engagement of our members, develop and update new and existing products and solutions and expand our international operations. To achieve these objectives, we need a highly talented team of engineering, products, sales, marketing, and general and administrative professionals. We also expect our team to possess and demonstrate strong leadership and management capabilities.

We believe that to attract, retain and motivate high-performing employees, including our Named Executive Officers, we must continue to foster our unique company culture, which serves as the basis on which we hire, evaluate and reward the performance of our employees.

Our values and unique company culture serve as the foundation to our success. Our values are the principles by which we manage our day-to-day business and facilitate decision-making. Our core values are:

•	Our Members Come First. We encourage employees to know and understand our members and to ensure that we foster the long-term vitality of the LinkedIn ecosystem.

•	Relationships Matter. By fostering trust with colleagues and partners, we all succeed. We fundamentally believe that doing what is right is more important than being right.

•	Be Open, Honest and Constructive. We expect our employees to communicate with clarity and provide feedback with consistency in a constructive way.

•	Demand Excellence. Our employees are encouraged to lead by example, seek to solve big challenges, set measureable and actionable goals, and continuously learn, iterate and improve.

•	Take Intelligent Risks. Taking intelligent risks has been paramount in building the Company to date. No matter how large we become we strive to never lose our startup mentality.

•	Act Like an Owner. Talent is our most important asset. We expect our employees to act as an owner in each decision they make, no matter how big or small.

Our company culture reflects who we are and the company we aspire to be. Our culture is shaped in large part by our values and is best defined by:

•

Transformation. People who work at LinkedIn are here because they seek to make a positive and lasting impact on the world, help realize the full potential of LinkedIn and fundamentally alter the trajectory of their careers.

•	Integrity. We don’t believe the ends justify the means. Rather, we expect employees to do the right thing no matter what.

•

Collaboration. Much like the network effects inherent in our business model, we believe that as valuable as we are as individuals, we are all exponentially more valuable when aligned and working together.

•	Humor. Fulfilling our mission and vision requires an intense focus, so we believe it is important to not take ourselves too seriously and try to have some fun while doing it.

•

Results. We set clear, actionable goals and have high expectations for our performance. We count on our employees to consistently deliver excellent results, seek leverage through greater efficiency and effectiveness, and demonstrate leadership throughout the organization.

From our values and culture, we have developed the following principles to guide the design and operation of our executive compensation program to:

•	support, attract and retain the best talent;

•	support a high-performance culture by rewarding excellence and achievement;

•	recognize and retain top-performing talent via differentiated rewards and opportunities;

•	reinforce alignment with our Company’s values (in particular, a focus on excellence and an attitude of ownership);

•	create alignment with our Company’s long-term performance; and

•	provide an opportunity for each employee to share in the success we create together.

Executive Compensation Program Design

As a privately-held company, our executive compensation was heavily weighted towards equity, which was awarded in the form of options to purchase shares of our Company’s Class B Common Stock. Our Board of Directors determined that this form of compensation focused our executive team on driving achievement of our strategic and financial goals, including growth in our member base and engagement.

As a publicly-traded company, our Compensation Committee continues to believe that the equity component of executive compensation better aligns the interests of our executive team, including the Named Executive Officers, with the interests of our stockholders by motivating them to work to increase stockholder value.

We also offer cash compensation in the form of (i) base salaries to reward individual contributions, as well as critical skills and technical expertise, and to compensate our employees for their day-to-day responsibilities, and (ii) annual bonuses to drive excellence and leadership and incentivize achievement of our shorter-term objectives.

Compensation-Setting Process

Role of Compensation Committee

Historically, our Board of Directors was responsible for overseeing executive compensation matters, including determining and approving the ongoing compensation arrangements for our executive team. In December 2010, our Board of Directors formed a Compensation Committee to be responsible for our executive compensation program. Pursuant to its charter, adopted in January 2011, as amended, and available at http://investors.linkedin.com, our Compensation Committee is responsible for evaluating, approving and reviewing the compensation policies, practices, plans and arrangements for our executive team, including our Named Executive Officers, and overseeing our cash-based and equity-based compensation plans. Our Compensation Committee has the right to delegate certain of its authority, but to date, it has not done so.

In 2011, our Compensation Committee conducted its initial review of our executive compensation program and related policies and practices, which, going forward, it intends to do annually. As part of this review process, our Compensation Committee applied our values and the objectives outlined above, together with consideration for the levels of compensation that we believe are appropriate to pay given our profile in the marketplace as well as the demand for our executives by competitors and other companies, to ensure that the compensation of our executives remains competitive and that we are meeting our retention objectives. We also continued, and intend to continue, our practice of carefully considering the potential cost to the Company if we were required to find a replacement for an executive when making compensation decisions.

In determining the compensation of our executive team, including our Named Executive Officers, for 2011, our Compensation Committee reviewed and considered various market data presented by our management and its advisor, Compensia, Inc., a national compensation consulting firm that provides executive compensation advisory services, as well as our overall strategic business plan. Market data was used primarily as a reference point, and was one factor among others, in determining executive compensation.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our CEO. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance, market data and management’s perspective and recommendations on compensation matters. In 2011, our talent team and Compensia prepared an analysis of the level of and mix between cash and equity compensation of our executive team compared to the competitive market (as determined using compensation survey data and publicly-available data from our compensation peer group). The Compensation Committee then uses this information as reference points in its deliberations on specific compensation actions and decisions.

Typically, our CEO attends meetings of our Compensation Committee and will make recommendations to our Compensation Committee regarding compensation matters, including the compensation of our executives (except with respect to his own compensation). When our Compensation Commitee or members of the Board of Directors engage in discussions regarding our CEO’s compensation, our CEO recuses himself.

While our Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to compensation-related matters, our Compensation Committee uses these recommendations and proposals as one factor in making compensation decisions.

Role of Compensation Consultant

We initially engaged Compensia in December 2009 to review the compensation arrangements of our executive team and to generally support our analysis of compensation data and formulation of recommendations for executive compensation actions and decisions. Upon its formation, our Compensation Committee was authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties. In February 2011, our Compensation Committee engaged Towers Watson, an international compensation consulting firm, as its independent compensation consultant to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Towers Watson serves at the direction and discretion of our Compensation Committee.

In 2011, Towers Watson performed the following services for our Compensation Committee:

•	advised on executive compensation proposals in the context of market and best practices;

•	advised on the reasonableness of assumptions and data presented by management and its advisors;

•	advised on our equity award strategy in the context of market and best practices; and

•	advised on board of director compensation.

Compensia also provided an analysis of the compensation for our Board of Directors in 2011, and our Governance and Nominating Committee engaged Towers Watson to review that analysis, as the oversight of compensation for our Board of Directors was the responsibility of the Governance and Nominating Committee in 2011. Towers Watson did not provide any other services to us in 2011.

In the future, we expect that our Compensation Committee will continue to seek the advice of independent executive compensation consultants to ensure the alignment of our program with our strategy and competitive market practice.

Competitive Positioning

In 2011, our Compensation Committee directed management to conduct a market analysis for purposes of making executive compensation comparisons and, as part of this process, to develop one or more groups of peer companies for comparative purposes. Following discussions with our management team (and its compensation consultant), our Compensation Committee, and our Compensation Committee’s independent compensation consultant, management proposed a compensation peer group that reflected the unique characteristics of our Company. For example, the compensation peer group includes both Internet technology and non-Internet technology companies where, as a result of rapid growth, the scope and complexity of the peer companies’ senior executive positions were comparable to the scope and complexity of our executive positions. In addition, the compensation peer group includes companies which have experienced high growth rates in the period immediately following their initial public offerings as well as companies with high market capitalizations relative to revenues. As a result, in this latter instance, our Compensation Committee believed that including companies with significantly higher revenues than our Company’s revenue was appropriate due, in part, to the importance of equity in our executive compensation strategy and the strong positive correlation between equity compensation opportunities and a company’s market capitalization. Our Compensation Committee also took into consideration our historical rapid growth and potential rapid growth rate in evaluating the suitability of these companies as peers.

After consideration, our Compensation Committee approved the following group of public peer companies for 2011 in September 2011, and we expect that our Compensation Committee will continue to evaluate our peer company group as it makes determinations about compensation in the future, and we anticipate that this list will change in 2012 given our growth over 2011:

Acme Packet	NetSuite	Rovi
Citrix Systems	OpenTable	Salesforce.com
Fortinet	Pandora Media	SolarWinds
Groupon	Qlik Technologies	SuccessFactors
HomeAway	Riverbed Technology	TIBCO Software
Informatica	Rackspace Hosting	VMWare
Netflix	Red Hat	Zynga

Executive Compensation Program Components

Base Salary

Historically, prior to registering for our initial public offering and as a private company, cash compensation levels for each of the Named Executive Officers were below the 50th percentile for companies similarly situated to us. During that time, we placed greater emphasis on providing equity compensation in the form of stock options, consistent with compensation practices prevalent with pre-public companies.

In April 2011, after reviewing an analysis of the current market practices for companies in our compensation peer group and consistent with its decision to move the base salaries of our executive team to more market-competitive levels for comparable high growth peer companies, including larger public companies, our Compensation Committee determined to make adjustments to the base salaries of our executive team, including our Named Executive Officers. In making each individual adjustment, our Compensation Committee also considered the scope of each executive’s performance, contributions, responsibilities, experience, prior base salary level, the Company’s anticipated rapid growth rate and internal equity.

The adjustments to the base salaries of our Named Executive Officers, which were effective on April 1, 2011, were as follows:

Named Executive Officer	2010 Base Salary (annualized)	2011 Base Salary (annualized)	Percentage Increase
Mr. Weiner	$250,000	$480,000	92%
Mr. Sordello	$240,000	$300,000	25%
Mr. Henke	$230,000	$300,000	30%
Mr. Nishar	$230,000	$300,000	30%
Mr. Gamson	$160,000	$300,000	88	% (1)

(1)	In January 2011, Mr. Gamson was promoted to Senior Vice President, Global Solutions, and in April 2011, our Compensation Committee approved an increase in his base salary from $160,000 to $300,000 in connection with his promotion to be consistent with the compensation of the rest of our Senior Vice Presidents. Prior to his promotion, Mr. Gamson was eligible to participate in our sales commission program, in which he had historically earned significantly more than his base salary, so his base salary increase was made retroactive to January 1, 2011 in order to help adjust for the fact that he would no longer be eligible for sales commissions. Additionally, also effective January 1, 2011, Mr. Gamson’s target annual bonus opportunity was set at 60% of his annual base salary (as detailed below) to maintain a consistent level of target total cash compensation from the prior year, and also to be consistent with the target total cash compensation of our other senior vice presidents.

In December 2011, our Compensation Committee made further adjustments to the base salaries of our executive team, including the Named Executive Officers, effective January 1, 2012, as part of its effort to move the base salaries of our executives further towards a more public peer company market-competitive position, targeting approximately the 50th percentile of our compensation peer group for cash compensation and approximately the 75th percentile of our compensation peer group for equity compensation.

The actual base salaries paid to our Named Executive Officers during 2011 are set forth in the Summary Compensation Table below.

Cash Bonuses

In April 2011, our Compensation Committee approved an executive bonus plan for 2011 for our executive team, including our Named Executive Officers. Consistent with our historical practice of paying annual bonuses to our executive team, the 2011 executive bonus plan was designed to incentivize and reward our executive team’s efforts to achieve the financial and operational objectives reflected in our annual operating plan, including our member growth and engagement (the “2011 Executive Bonus Plan”). Under the 2011 Executive Bonus Plan, our Compensation Committee established target bonus opportunities for each of our executives that would become payable upon the achievement of our corporate performance measures and based on an evaluation of their individual performance.

Target Bonus Opportunities

As in prior years, our Compensation Committee set the target bonus opportunities for our executive team under the 2011 Executive Bonus Plan as a percentage of each executive’s base salary.

After reviewing an analysis of the current market practices for our compensation peer group and consistent with its objective of shifting the mix of compensation towards more cash compensation, our Compensation

Committee increased the target bonus opportunities for our executive team, including our Named Executive Officers, as compared to 2010. The 2011 Executive Bonus Plan provided that our CEO had a bonus target of 80% of his base salary, and the other Named Executive Officers had a bonus target of 60% of their base salaries. Overall, the funding target of the 2011 Executive Bonus Plan was between 50% and 150%, depending on performance of the Company and the Named Executive Officers, individually. For example, the bonus target for our CEO would be 40% of his base salary at the 50% achievement level, 80% of his base salary at the 100% achievement level and 120% of his base salary at the 150% achievement level. Similarly, for the Named Executive Officers, other than our CEO, the bonus target levels would be 30% of base salary at the 50% achievement level, 60% of base salary at the 100% achievement level and 90% of base salary at the 150% achievement level. As more fully described below, half of each executive’s target bonus opportunity was based on an assessment of individual performance, which meant that an individual could potentially earn either more or less than these stated ranges.

Performance Measures

Under the 2011 Executive Bonus Plan, half of each executive’s target bonus opportunity was based on the level of achievement under one or more corporate performance measures and half of the target bonus opportunity was based on individual performance as recommended by our CEO and approved by our Compensation Committee. In the case of our CEO, his individual performance was determined by our Compensation Committee, with input from our Board of Directors, and his target bonus opportunity was also based on both corporate achievement and individual achievement, each weighted 50%.

Corporate Performance Measures

For purposes of the 2011 Executive Bonus Plan, as in the prior year, our Compensation Committee established the following five corporate performance measures:

•	revenue;

•	members;

•	unique visiting members;

•	page views;

•	adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”).

For purposes of the 2011 Executive Bonus Plan revenue was as reflected in our audited financial statements for fiscal 2011 and adjusted EBITDA was calculated based on our full-fiscal year earnings as reflected in our audited financial statements, adjusted to exclude stock-based compensation expense and to account for any one-time, non-recurring or unusual events (for example, acquisitions, one-time charges, etc.).

The operational measures (members, unique visitors and page views) were based on member growth and engagement, which our Compensation Committee believes is key to our long-term success. In addition, our financial measures (revenue and adjusted EBITDA) are important indicators of our ability to monetize our solutions and achieve profitability. Each of the corporate performance metrics was given equal weight based on our belief that each was critical to achieving our strategic and operational objectives for 2011.

For each measure, our Compensation Committee established a threshold, target and stretch performance level. If our 2011 performance for any measure was below the threshold performance level, there would be no payment with respect to that measure. For performance achievement between the specified threshold and stretch performance levels, payments would be interpolated on a straight-line basis.

For 2011, our Compensation Committee set the target performance level for the revenue measure at $450 million and for the adjusted EBITDA measure at $48 million. In the case of the operational measures, our Compensation Committee set the target performance levels to be challenging and aggressive. Our Compensation Committee believed that the achievement of the target levels for these measures would require excellent leadership, effective leveraging of our competencies and a clear focus on driving and achieving results throughout the year.

Individual Performance Measures

We operate in a new and rapidly evolving market, which requires strong leadership and management capabilities. Necessarily, we expect a high level of performance from each member of our executive team in carrying out his or her respective responsibilities to achieve results effectively. Therefore, each executive is evaluated based on his or her overall performance, which includes an assessment of his or her performance in three general areas – leadership, leverage and results, as well as his or her demonstration of our values, as guided by our culture as described above.

For purposes of the 2011 Executive Bonus Plan, our CEO evaluated each executive’s individual performance (other than his own performance) and, for purposes of determining their 2011 bonus payments, made his recommendation to our Compensation Committee. This recommendation was subject to adjustment on the basis of the actual level of funding of the cash bonus pool relative to the target funding level for the pool. For purposes of determining his bonus payment, the CEO’s performance was evaluated in early 2012 by our Compensation Committee, with input from our Board of Directors.

2011 Bonus Decisions

In February 2012, our Compensation Committee reviewed our performance against the corporate performance measures and determined that we had achieved 150% overall funding as reflected in the table below. This percentage was used to establish the size of the cash bonus pool available to our executive team and was also applied directly with respect to the corporate performance component and indirectly with respect to the individual performance component of each Named Executive Officer’s target bonus opportunity.

			Performance Tiers (in millions)
Corporate Plan	Plan Weight	Threshold 0.50x	Target 1.00x	Stretch 1.50x	Fiscal 2011 Actual (in millions)		Final Payout	Weighted Average
Revenue	20%	$410	$450	$475	$522		150%	30%
Members	20%	128	133	137	145		150%	30%
Unique visiting members	20%	35	38	43	44	(1)	150%	30%
Page views	20%	26,000	28,000	31,000	33,000	(2)	150%	30%
Adjusted EBITDA	20%	$25	$48	$70	$99		150%	30%

Corporate Financial Achievement and Executive Bonus Pool Funding								150%

(1)	Based on internal calculation of unique users on an average monthly basis during the three months ended December 31, 2011.
(2)	Based on internal calculation of page views for the year ended December 31, 2011, and includes mobile page views as well as people searches on LinkedIn.

With respect to the individual performance portion of each executive’s target bonus opportunity, our CEO presented to our Compensation Committee his recommendations for each of our executives (other than himself) based on his subjective evaluation of each executive’s overall performance for 2011. Specifically, he considered their performance with respect to their demonstration of leadership, leverage and results. For “leadership,” our CEO considered their ability to inspire others to achieve shared objectives and uphold our culture and values. For

“leverage,” our CEO considered measures of productivity, span of control and scope of responsibility. For “results,” our CEO considered overall contribution to achievement of corporate goals. Our CEO’s recommendations were based on his overall subjective assessment of each individual executive’s performance and no single factor was determinative in setting bonus payment levels, nor was the impact of any factor on the bonus quantifiable.

Our Compensation Committee, guided by our CEO’s recommendations, determined that, in light of our overall performance for 2011, which was very strong, our executive team, including our Named Executive Officers, had performed at high levels to achieve these results.

With respect to our CEO, our Compensation Committee believed that our outstanding performance was attributable in part to his overall leadership and direction, and that his bonus should reflect that performance. Our Compensation Committee determined that our CEO should receive his stretch bonus target of 120% of his base salary (that is, the 80% target bonus opportunity multiplied by the actual achievement of 150%). Our Compensation Committee determined that because he had the greatest span of control, scope of responsibility and ability to impact the achievement of our corporate goals, our CEO deserved this bonus in light of our overall performance

Because the 2011 Executive Bonus Plan was applied to our entire executive team, the funds allotted to the plan are allocated to executives in addition to our Named Executive Officers. Further, as described above, 50% of each executive’s bonus payment was determined based on individual performance. These factors provided for payment of bonuses to executives that were not limited by the targets outlined in the 2011 Executive Bonus Plan, in that individual payments could exceed the stretch target of 150% of the target bonus opportunity. Our CEO believed that our strong performance in 2011 was due in large part to the outstanding performance of our Named Executive Officers, and given that, he recommended that the Named Executive Officers (other than himself) should receive bonus payments beyond the 150% stretch target levels provided for in the 2011 Executive Bonus Plan. Based primarily on the considerations described above, and specifically on our CEO’s recommendations, which incorporated his exercise of discretion with respect to the payments beyond the stretch target level of 150%, our Compensation Committee determined that payments in excess of the 150% stretch target for the Named Executive Officers, other than our CEO, were appropriate. This resulted in those Named Executive Officers receiving bonus payments that were higher than 90% (that is, the 60% target bonus opportunity multiplied by the actual achievement of 150%) of their base salaries. The following bonus payments to our Named Executive Officers for 2011 were approved by our Compensation Committee in February 2012:

Named Executive Officer	2011 Bonus Eligibility			Actual Bonus Payment as a % of 2011 Base Salary Paid	Actual Bonus Payment
	Target % x Achievement Level = Eligible %
Mr. Weiner	80%	150%	120%	120%	$507,000
Mr. Sordello	60%	150%	90%	100%	$285,000
Mr. Henke	60%	150%	90%	97%	$275,000
Mr. Nishar	60%	150%	90%	106%	$300,000
Mr. Gamson	60%	150%	90%	92%	$275,000

*	2011 Base Salaries for our Named Executive Officers were approved by our Compensation Committee in April 2011 and made effective as of April 1, 2011 for all of our Named Executive Officers except for Mr. Gamson, whose base salary increase was made effective retroactive to January 1, 2011 due to the fact that he no longer was participating in our sales commission plan.

The cash bonuses paid to our Named Executive Officers for 2011 are also set forth in the Summary Compensation Table below.

Equity Compensation

As a privately-held company, we used options to purchase shares of our Class B Common Stock as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligned the contributions of our executive team with the long-term interests of our stockholders and allowed our executive team to participate in any future appreciation in our Company’s Class B Common Stock. We believe that stock options also serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture.

In granting stock options, historically, like many private companies, we considered, among other things, the executive’s cash compensation, the risk an executive was taking in joining our Company (particularly prior to our initial public offering) and the potential for a meaningful reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive, his or her individual contributions and responsibilities, and market conditions.

In evaluating our equity award grant practices, our Compensation Committee decided to introduce restricted stock unit awards into our executive compensation program in 2011. This decision was based on several factors, including our Compensation Committee’s recognition of the need to continue to incentivize our executive team during an anticipated period of high growth and volatility, as well as its desire to manage our annual equity usage.

As discussed above, in December 2011, our Compensation Committee made equity awards to members of our executive team, including our Named Executive Officers, solely in the form of restricted stock unit awards. After considering a compensation analysis prepared by Compensia and the costs of replacing our executives, including recruitment and development costs, our Compensation Committee determined that, in making equity awards to our executive team, it would consider the aggregate value of each executive’s unvested equity awards compared to the executive’s estimated replacement cost. Accordingly, in identifying the members of the executive team to receive these awards our Compensation Committee identified each executive whose outstanding and unvested equity awards were projected to fall below the calculated replacement value for their position within the next two fiscal years.

Once these executives were identified, our Compensation Committee determined the size of each executive’s equity award after taking into account the recommendations of our CEO (except with respect to his own award), the scope of each executive’s performance, contributions, responsibilities, experience, market conditions and internal equity. The vesting of these awards has been tailored for each executive who received a grant, and is designed to begin vesting when the estimated replacement cost of the executive (based on what it will cost to hire someone for the position) is projected to exceed the aggregate value of his or her unvested equity holdings.

The restricted stock unit awards granted to our Named Executive Officers in 2011 were as follows:

Named Executive Officer	Number of Shares Subject to Restricted Stock Unit Award	Value of Restricted Stock Unit Award on the Date of Grant
Mr. Weiner	100,000	$6,638,000
Mr. Sordello	50,000	$3,319,000
Mr. Henke	35,000	$2,323,300
Mr. Nishar	50,000	$3,319,000
Mr. Gamson	—	—

On February 16, 2011, in connection with his promotion to Senior Vice President, Global Solutions our Compensation Committee approved a grant to Mr. Gamson of a stock option to purchase 375,000 shares of our common stock, with an exercise price equal to $19.63 per share, the fair market value of our common stock as determined by our Board of Directors on that date, and a four-year time-based vesting schedule. Because a large portion of Mr. Gamson’s outstanding equity awards remained unvested, he did not receive a restricted stock unit grant in December 2011. The stock option grant to Mr. Gamson is discussed in more detail in the “2011 Summary Compensation Table” and “Grants of Plan-Based Awards in 2011” table below. Except for this award, we did not grant any stock options to our Named Executive Officers in 2011.

Equity Awards Policy

We have adopted a policy regarding the timing of the grant of equity awards that provides, among other things, that stock options may be granted by our Compensation Committee at any time, but if stock options are granted during a closed trading window, the exercise price per share would be the closing price of our Class A Common Stock on the New York Stock Exchange at the close of the regular trading session on the first day following the opening of our trading window.

The equity awards granted to our Named Executive Officers during 2011 are set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match 50% of the first 3% of contributions made to the plan by our employees (never to exceed 50% of the employee’s maximum employee deferral allowed by the Internal Revenue Code), including our executive team. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Our executive team is entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We plan to evaluate our employee benefit programs this year and in future years, and adjust them as needed to remain competitive with our peers and reflect market practices.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Offer Letters

The initial terms and conditions of employment for each of our Named Executive Officers are set forth in written employment offer letters. For a summary of the material terms and conditions of these employment offer letters, see “Offer Letter Agreements” below.

Post-Employment Compensation

The employment offer letters that we extended to our Named Executive Officers also provide for certain protection in the event of their termination of employment under specified circumstances, including following a change in control of our Company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization, which, at the time these protections were offered, was not yet publicly traded. These provisions provided some additional assurances for our Named Executive Officers in joining a private company whose valuation was not certain. We believe these protections provide retention incentives as well.

In April 2011, our Compensation Committee adopted a standardized approach to the provision of payments and benefits to our members of our executive team, including our Named Executive Officers, in the event of an involuntary termination of employment following a change in control of our Company in order to make these benefits consistent among our executives who have these benefits. Specifically, this approach provides for the following payments and benefits in the event of an involuntary termination of employment following a change of control:

•	a cash payment in an amount equal to the executive’s current annual base salary and target bonus opportunity for 12 months;

•	full vesting of all outstanding equity awards for Mr. Weiner and Mr. Sordello and 50% vesting of all outstanding equity awards for Messrs. Nishar, Gamson and Henke; and

•	continuation of health care benefits for a period of 12 months.

We believe that these arrangements will help our Named Executive Officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. Additionally, if Mr. Weiner is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control, he will be entitled to receive certain severance benefits. For a summary of the material terms and conditions of these severance and change in control arrangements, see “Potential Payments Upon Termination and Upon Termination Following Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

Currently, we have a policy that requires our CEO to hold 35,000 shares of our common equity securities and requires each of our other executive officers, including our Named Executive Officers, to hold 5,000 shares of our common equity securities. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested stock options (whether or not exercised), and any other shares of our common equity securities in which the executive officer holds a beneficial interest.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives, which our Compensation Committee believes aligns executives’ interests with our stockholders’ interests, and thus is in the best interests of our stockholders. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any of our executive officers, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during 2011, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Considerations

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. This authoritative accounting guidance also requires companies to recognize the compensation cost of their share-based payment awards in their income statements over the period that an executive officer is required to render service in exchange for the stock option or other award.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K and this proxy statement.

Respectfully submitted by:

Leslie Kilgore (Chair)

A. George “Skip” Battle

Stanley J. Meresman

2011 Summary Compensation Table

The following table summarizes the compensation that we paid to or was earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the year ended December 31, 2011. We refer to these executive officers in this proxy statement as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jeffrey Weiner	2011	422,500	6,638,000	—	507,000	3,750	(3)	7,571,250
Chief Executive Officer	2010	250,000	—	—	290,194	—		540,194
Steven Sordello	2011	285,000	3,319,000	—	285,000	3,750	(3)	3,892,750
Senior Vice President and Chief Financial Officer	2010	240,000	—	—	138,786	—		378,786
David Henke	2011	282,500	2,323,300	—	275,000	4,101	(4)	2,884,901
Senior Vice President, Operations	2010	230,000	—	—	107,762	—		337,762
Dipchand “Deep” Nishar	2011	282,500	3,319,000	—	300,000	3,750	(3)	3,905,250
Senior Vice President, Products and User Experience	2010	230,000	—	—	133,004	—		363,004
Michael Gamson	2011	300,000	—	4,041,450	275,000	3,750	(3)	4,620,200
Senior Vice President, Global Solutions (5)

(1)	Restricted stock awards and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock award is measured based on the closing price of our Class A Common Stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 of the Notes to our Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K filed on March 2, 2012.
(2)	The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable under the 2011 Executive Bonus Compensation Plan, which were paid in February 2012.
(3)	Consists of our matching contributions to the executive’s 401(k) plan.
(4)	Consists of our matching contributions to Mr. Henke’s 401(k) plan; and a gift card and related tax gross-up.
(5)	Mr. Gamson was not a named executive officer in fiscal 2010.

Grants of Plan-Based Awards in 2011

The following table provides information regarding grants of incentive plan-based awards and made during the year ended December 31, 2011, to each of our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Equity Grants (2)
Name	Grant Date	Name of Plan (3)	Threshold	Target	Stretch	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey Weiner	12/15/2011	2011	—	—	—	100,000	—	—	6,638,000
	—	EBCP	169,000	338,000	507,000	—	—	—	—
Steven Sordello	12/15/2011	2011	—	—	—	50,000	—	—	3,319,000
	—	EBCP	85,500	171,000	256,500	—	—	—	—
David Henke	12/15/2011	2011	—	—	—	35,000	—	—	2,323,300
	—	EBCP	84,750	169,500	254,250	—	—	—	—
Dipchand “Deep” Nishar	12/15/2011	2011	—	—	—	50,000	—	—	3,319,000
	—	EBCP	84,750	169,500	254,250	—	—	—	—
Michael Gamson	2/16/2011	2003	—	—	—	—	375,000	19.63	4,041,450
	—	EBCP	90,000	180,000	270,000	—	—	—	—

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column relate to amounts payable under our 2011 Executive Bonus Compensation Plan at the time the grants of awards were made. The threshold column assumes the achievement of either of the corporate or individual performance components at the threshold level. The stretch column assumes the achievement for both of the corporate and individual performance components at the stretch level. The target column assumes the achievement for both of the corporate and individual performance components at the target level. Each of the threshold, target and stretch amounts is based on actual salary paid, rather than annualized salary. The actual amounts paid to our Named Executive Officers are set forth in the “2011 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation—Compensation Discussion and Analysis—Cash Bonuses” above.
(2)	Restricted stock awards and option awards are shown at their aggregate grant date fair value in accordance with authoritative accounting guidance on stock compensation. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each restricted stock award is measured based on the closing price of our Class A Common Stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 12 of the Notes to our Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K filed on March 2, 2012.
(3)	2011 refers to the 2011 Equity Incentive Plan. EBCP refers to the 2011 Executive Bonus Compensation Plan. 2003 refers to the Amended and Restated 2003 Stock Incentive Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information regarding outstanding options and restricted stock held by our Named Executive Officers as of December 31, 2011, the last day of our fiscal year.

			Option Awards						Stock Awards
Name	Option Date of Grant		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Exercised Options That Have Not Vested (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price Per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Jeffrey Weiner	2/24/2009	(3)	2,374,132	—	961,128	—	2.32	2/24/2019	100,000(18)	6,301,000

Steven Sordello	9/27/2007	(4)	—	1,748	—	—	0.60	9/27/2017	50,000(19)	3,150,500
	8/25/2009	(5)	—	41,667	—	—	2.32	8/25/2019	—	—
	8/25/2009	(6)	16,666	—	83,334	—	2.32	8/25/2019	—	—

David Henke	11/5/2009	(7)	28,571	—	—	—	3.50	11/5/2019	35,000(20)	2,205,350
	11/5/2009	(8)	260,637	—	407,292		3.50	11/5/2019	—	—

Dipchand “Deep” Nishar	2/24/2009	(9)	245,475	—	211,250	—	2.32	2/24/201	50,000(21)	3,150,500
	11/5/2009	(10)	—	—	120,000	—	3.50	11/5/2019	—	—
	11/5/2009	(11)	36,458	—	33,542	—	3.50	11/5/2019	—	—

Michael Gamson	2/24/2009	(12)	—	6,875	—	—	2.32	6/26/2018	—	—
	8/25/2009	(13)	—	31,250	—	—	2.32	8/25/2019	—	—
	6/17/2010	(14)	6,049	—	10,080	—	6.20	6/17/2020	—	—
	6/17/2010	(15)	12,702	—	21,169	—	6.20	6/17/2020	—	—
	2/16/2011	(16)	—	—	5,094	—	19.63	2/16/2021	—	—
	2/16/2011	(17)	—	—	369,906	—	19.63	2/16/2021	—	—

(1)	Some of the options to purchase shares of our capital stock included in this table were early exercisable, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us.
(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2011, which was $63.01.
(3)	Vests in 48 equal monthly installments beginning December 15, 2008, subject to continued employment on the applicable vesting dates.
(4)	Vests 25% after one year, beginning January 1, 2008, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(5)	Vests 25% after one year, beginning August 21, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(6)	Vests monthly, beginning August 21, 2011, for two years, subject to continued employment on the applicable vesting dates.
(7)	Vests 25% after one year, beginning November 4, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(8)	Vests 25% after one year, beginning November 4, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(9)	Vests 25% after one year, beginning January 5, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(10)	Vests monthly, beginning November 5, 2012, for one year, subject to continued employment on the applicable vesting dates.
(11)	Vests 25% after one year, beginning November 5, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(12)	Vests 25% after one year, beginning June 26, 2008, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(13)	Vests 25% after one year, beginning August 21, 2009, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(14)	Vests 25% after one year, beginning June 17, 2010, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(15)	Vests 25% after one year, beginning June 17, 2010, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.

(16)	Vests 25% after one year, beginning February 16, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(17)	Vests 25% after one year, beginning February 16, 2011, then monthly thereafter for three years, subject to continued employment on the applicable vesting dates.
(18)	Vests 25% on November 15, 2012, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.
(19)	Vests 25% on May 15, 2012, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.
(20)	Vests 25% on May 15, 2013, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.
(21)	Vests 25% on February 15, 2013, then quarterly thereafter for three years, subject to continued employment on the applicable vesting dates.

Option Exercises and Stock Vested in 2011

The following table summarizes the value realized by our Named Executive Officers on option awards exercised and restricted stock awards vested during the year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Weiner	185,977	$12,772,900	—	—
Steven Sordello	—	—	—	—
David Henke	153,500	8,372,250	—	—
Dipchand “Deep” Nishar	—	—	—	—
Michael Gamson	—	—	—	—

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Offer Letter Agreements

Jeffrey Weiner

We entered into an offer letter agreement with Jeffrey Weiner, our Chief Executive Officer, dated September 9, 2009, as amended in January and May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Weiner’s current annual base salary is $535,000, and he is eligible to earn bonus compensation under our 2012 executive bonus compensation plan, which is targeted at 100% of his base salary. In connection with Mr. Weiner’s commencement of employment, he was initially granted an option to purchase 3,844,512 shares of our Class B Common Stock at an exercise price per share of $2.32, which was equal to the fair value of our Class B Common Stock on the date this option was granted, as determined by our Board of Directors. The offer letter agreement provides that, in the event Mr. Weiner is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Weiner. The offer letter agreement also provides that if Mr. Weiner is involuntarily terminated either without cause or is constructively terminated, other than in connection with a change in control, Mr. Weiner will be entitled to receive his base salary for six months, reimbursement for payments for continuing health coverage for six months, and continued vesting of the shares under Mr. Weiner’s outstanding equity awards for three months following such termination.

Steven Sordello

We entered into an offer letter agreement with Steven Sordello, our Senior Vice President and Chief Financial Officer, dated June 14, 2007, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Sordello’s current annual base salary is $350,000, and he is eligible to receive bonus compensation under our 2012 executive bonus compensation plan, which is targeted at 70% of his base salary. In connection with Mr. Sordello’s commencement of employment, he was initially granted an option to purchase 723,436 shares of our Class B Common Stock at an exercise price per share of $0.4567, which was equal to the fair value of our Class B Common Stock on the date this option was granted, as determined by our Board of Directors. The offer letter agreement provides that, in the event Mr. Sordello is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and full acceleration of the unvested shares subject to all outstanding equity awards granted to Mr. Sordello.

David Henke

We entered into an offer letter agreement with David Henke, our Senior Vice President, Operations, dated October 28, 2009, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Henke’s current annual base salary is $340,000, and he is eligible to earn bonus compensation under our 2012 executive bonus compensation plan, which is targeted at 70% of his base salary. In connection with Mr. Henke’s commencement of employment, he was initially granted an option to purchase 850,000 shares of our Class B Common Stock at an exercise price per share of $3.50, which was equal to the fair value of our Class B Common Stock on the date this option was granted, as determined by our Board of Directors. The offer letter agreement provides that, in the event Mr. Henke is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Henke.

Dipchand “Deep” Nishar

We entered into an offer letter agreement with Dipchand “Deep” Nishar, our Senior Vice President, Products and User Experience, dated November 17, 2008, as amended in May 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Nishar’s current annual base salary is $365,000, and he is eligible to earn bonus compensation under our 2012 executive bonus compensation plan, which is targeted at 70% of his base salary. In connection with Mr. Nishar’s commencement of employment, he was initially granted an option to purchase 780,000 shares of our Class B Common Stock at an exercise price per share of $2.32, which was equal to the fair value of our Class B Common Stock on the date this option was granted, as determined by our Board of Directors. The offer letter agreement provides that, in the event Mr. Nishar is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Nishar.

Michael Gamson

We entered into an offer letter with Michael Gamson, currently our Senior Vice President, Global Solutions, in July 2007. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Gamson’s current annual base salary is $340,000, and he is eligible to earn bonus compensation under our 2012 executive bonus compensation plan, which is targeted at 70% of his base salary. We also entered into a change of control agreement with Mr. Gamson in May 2011. The agreement provides that, in the event Mr. Gamson is either involuntarily terminated without cause or is constructively terminated, each within 12 months following a change in control, he will receive a lump sum payment equal to 12 months’ base salary and his annual target bonus for the year of termination (or, if greater, the annual target bonus in effect immediately prior to the change in control), payment for COBRA premiums for continued health coverage for 12 months following such termination, and acceleration of 50% of the unvested shares subject to all outstanding equity awards granted to Mr. Gamson.

Potential Payments Upon Termination and Upon Termination Following Change in Control

Potential Payments Upon Termination Apart From a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to Jeffrey Weiner if his employment had been terminated by us without cause or was constructively terminated on December 31, 2011, pursuant to Mr. Weiner’s offer letter agreement described above under “—Offer Letter Agreements.” No other named executive officer was eligible for benefits during 2011 in the event of termination of employment, other than in connection with a change in control.

Name	Salary Continuation	Value of Accelerated Equity Awards (1)	Value of Continued Health Care Coverage Premiums	Total
Jeffrey Weiner (2)	$267,500	$14,582,715	$10,221	$14,860,436

(1)	Amounts indicated in the table are calculated as the difference between the fair market value of a share of Class A Common Stock underlying the option subject to accelerated vesting on December 31, 2011 and the exercise price of the option, multiplied by the number of unvested shares. The fair market value of a share of Class A Common Stock on December 31, 2011 was $63.01.
(2)	As of December 31, 2011, 240,282 shares of Class B Common Stock subject to Mr. Weiner’s option would accelerate if he were terminated without cause or was constructively terminated, which is the number of shares that would have vested in the three months following such termination.

Potential Payments Upon Termination Following a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our Named Executive Officers pursuant to each of their offer letter agreements described above under “—Offer Letter Agreements” if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control consummating on December 31, 2011.

			Intrinsic Value of Accelerated Equity Awards		Total ($)
Name	Cash Severance	Benefit Continuation	Restricted Stock Units (1)	Accelerated Options (2)
Jeffrey Weiner	1,070,000	20,441	6,301,000	58,330,858	65,722,299
Steven Sordello	595,000	20,441	3,150,500	7,695,403	11,461,344
David Henke	578,000	14,418	1,102,675	12,118,973	13,814,066
Dipchand “Deep” Nishar	620,500	20,441	1,575,250	10,979,023	13,195,214
Michael Gamson	578,000	20,265	—	10,178,340	10,776,605

(1)	The estimated benefit amount of unvested restricted stock units was calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our Class A Common Stock on December 31, 2011, which was $63.01.
(2)	The estimated benefit amount of unvested options was calculated by multiplying the number of unvested options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on December 31, 2011, which was $63.01, and the exercise price of the option.

Proprietary Information and Inventions Agreements

Our employees have entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement requires employees, including executive officers, to refrain from disclosing any of our proprietary information and assigns to us all inventions conceived or developed during the course of employment.

Employee Benefit and Stock Plans

2011 Equity Incentive Plan

Our Board of Directors has adopted, and our stockholders have approved, our 2011 Equity Incentive Plan, or our 2011 Plan. Our 2011 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants.

Authorized Shares. As of April 15, 2012, the maximum aggregate number of shares that may be issued under our 2011 Plan is 27,299,521 shares of our Class A Common Stock, which includes any shares subject to outstanding stock options or similar awards granted under our 2003 Equity Incentive Plan, or our 2003 Plan, that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under our 2003 Plan that are forfeited to or repurchased by us. Any such shares that had covered awards under our 2003 Plan as shares of Class B Common Stock will, under our 2011 Plan, become issuable instead as Class A Common Stock on a one-for-one basis.

Shares may be authorized, but unissued, or reacquired common stock. Shares issued pursuant to awards under our 2011 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2011 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under our 2011 Plan.

Plan Administration. Our 2011 Plan is administered by our compensation committee and/or one or more additional committees. Subject to the provisions of our 2011 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under our 2011 Plan.

Merger or Change in Control. Our 2011 Plan provides that in the event of a merger or change in control, as defined under our 2011 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change of control, other than pursuant to a voluntary resignation, his or her awards will vest fully and become immediately exercisable and all performance goals or other vesting requirements will be deemed achieved at 100% of target levels.

Plan Amendment, Termination. Our Board of Directors has the authority to amend, suspend or terminate our 2011 Plan provided such action does not impair the existing rights of any participant. Our 2011 Plan will automatically terminate in 2021, unless we terminate it sooner.

2011 Employee Stock Purchase Plan

Our Board of Directors has adopted, and our stockholders have approved, our 2011 Employee Stock Purchase Plan, or our ESPP. The maximum aggregate number of shares that may be issued under our ESPP is 3,500,000 shares of our Class A Common Stock. Our Board of Directors, or a committee thereof, administers the ESPP and has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our U.S.-based employees, including our executive officers, are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee: (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) holds rights to purchase stock under our employee stock purchase plan that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Our ESPP is intended to qualify under Section 423 of the Code, and generally provides for consecutive six-month offering periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first offering period under the ESPP, which will start on the first trading day on or after the effective date of this offering and will end on the first trading day on or after the date six months later, and the second offering period, which will start on the exercise date of the first offering period and end on the first trading day on or after May 15, 2012. The ESPP administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase Class A Common Stock through payroll deductions of up to 10% of their eligible compensation, which generally includes a participant’s regular and recurring straight time gross earnings and commissions, but excludes payments for incentive compensation, bonuses, payments for overtime and shift premium, and other similar compensation. A participant may purchase a maximum of 825 shares during each offering period.

Participant contributions are used to purchase shares at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A Common Stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period, provided that the participants withdraw at least 15 days prior to the end of the offering period, and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of a merger or change of control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation does not assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set. The ESPP administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant has already withdrawn from the offering period.

Our ESPP will remain in effect until terminated by the ESPP administrator in accordance with the terms of the ESPP. Our Board of Directors has the authority to amend, suspend or terminate our ESPP, at any time and for any reason.

Amended and Restated 2003 Stock Incentive Plan

Our Board of Directors adopted the Amended and Restated 2003 Stock Incentive Plan, or our 2003 Plan, in December 2003, and our stockholders approved our 2003 Plan in September 2004. Our 2003 Plan was amended and restated most recently in April 2011. As of April 15, 2012, options to purchase 12,130,755 shares of our Class B Common Stock at a weighted-average exercise price per share of $8.1380 remained outstanding under our 2003 Plan. Any shares subject to outstanding stock options or similar awards granted under our 2003 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under our 2003 Plan that are forfeited to or repurchased by us will become available for issuance under our 2011 Plan, up to a maximum of 25,299,521 as of April 15, 2012. Any such shares that had covered awards under our 2003 Plan as shares of Class B Common Stock will, under our 2011 Plan, become issuable instead as Class A Common Stock on a one-for-one basis. No grants have been made under our 2003 Plan since the date of our initial public offering and no further awards will be granted under our 2003. All outstanding awards continue to be governed by their existing terms.

Our Board of Directors, or a committee thereof appointed by our Board of Directors, has the authority to administer our 2003 Plan and the awards granted under it. Our 2003 Plan allows for the grant of ISOs, NSOs and stock purchase rights. The plan administrator has the power to modify, extend or assume outstanding options under our 2003 Plan.

In the event of a dissolution or liquidation of our Company, or a merger or change in control, then, to the extent permitted by applicable law, the administrator may provide for the continuation, assumption substitution, or cancellation of our 2003 Plan and such outstanding awards, provided that if such awards would be canceled in accordance with the foregoing, the participant shall have the right, exercisable during the later of the 10-day period ending on the fifth day prior to such merger or consolidation or 10 days after the administrator provides the award holder a notice of cancellation, to exercise the vested portion of such awards in whole or in part, or, if provided for by the administrator using its sole discretion in a notice of cancellation, to exercise such awards in whole or in part without regard to any vesting provisions in the award agreement.

We have filed with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under our 2011 Plan, ESPP and 2003 Plan.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. Effective as of January 1, 2011, we match any contributions made by our employees, including executive officers, up to 1.5% of an employee’s total annual compensation (not to exceed 50% of the employee’s maximum deferral amount allowed by the Internal Revenue Service). We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2011. Information is included for equity compensation plans approved by our stockholders. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Class of Common Stock	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted- average Exercise Price of Outstanding Options and Rights ($) (1)	Common Shares Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	Class A	1,660,495	48.1837	15,928,861
Equity compensation plans approved by stockholders (3)	Class B	14,272,469	7.9375	0

Total	Class A and Class B	15,932,964	12.1319	15,928,861

(1)	The weighted average exercise price excludes restricted stock awards which have no exercise price.
(2)	Includes options to purchase a total of 520,585 shares and restricted stock awards representing 1,139,910 shares of our Class A Common Stock outstanding under our 2011 Plan and ESPP.
(3)	Includes options to purchase a total of 14,272,469 shares of our Class B Common Stock outstanding under our 2003 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms furnished to us during the most recent fiscal year, we believe that all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exceptions noted below.

•	A late Form 3 report was filed by Tiger Global LinkedIn Holdings, LLC, a 10% stockholder, to report their initial ownership of the Company.

•	A late Form 3 report was filed by Tiger Global Management LLC, a 10% stockholder, to report their initial ownership of the Company.

In making these statements, we have relied upon examination of the copies of the Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our Board of Directors.

Related Person Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and Named Executive Officers are described elsewhere in this proxy statement.

Purchase of Books Co-Authored by Our Board Chair

In February 2012, we purchased 18,400 copies of The Start-up of You, a book that was co-authored by our Board Chair, Mr. Hoffman, for marketing and branding purposes. The retail price was approximately $21.00 per book. We also expect to incur costs of approximately $4.00 per book related to packaging and shipping in connection with our marketing and branding activities. Additionally, we added a page to our website regarding the book, which includes a link enabling third parties to purchase the book. We estimate that Mr. Hoffman will receive a royalty of approximately $3.00 for each book sold, or an aggregate of approximately $55,200 for the books that we purchased. In anticipation of receipt of these royalties, Mr. Hoffman donated $55,200 to the LinkedIn For Good Foundation, which is described in further detail below.

LinkedIn For Good Foundation

In March 2012, we established the LinkedIn For Good Foundation, or the LIFG Foundation, a donor-advised fund that we set up through the Silicon Valley Community Foundation, a non-profit organization. We intend to donate approximately $1 million to the LIFG Foundation. Two members of our executive team serve as advisors to the LIFG Foundation. The board of the LIFG Foundation is comprised of 11 of our non-executive employees and it oversees the LIFG Foundation’s activities and works with the Silicon Valley Community Foundation on the administration of the LIFG Foundation. The mission of the LIFG Foundation is to connect employee talent with opportunities to make a positive impact in the world. The LIFG Foundation sponsors employee volunteer days, and also provides opportunities for grants for projects by non-profit organizations that are sponsored by our employees. We are not the beneficiary of the LIFG Foundation’s activities, and so we do not consolidate its activities (which are administered by the Silicon Valley Community Foundation) with our results.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of our Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2011 with our management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent accountants, the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (AICPA) and Public Company Accounting Oversight Board (PCAOB), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent accountants and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted by:

Stanley J. Meresman (Chair)

A. George “Skip” Battle

Leslie Kilgore

OTHER BUSINESS

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

HOUSEHOLDING

Please see the discussion of “householding” on page 5 above.

INCORPORATION BY REFERENCE

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that LinkedIn specifically incorporates it by reference into such filing.

MAP AND DIRECTIONS TO THE HYATT REGENCY HOTEL

5101 GREAT AMERICA PARKWAY, SANTA CLARA, CA 95054

From San Francisco — Traveling South on Highway 101:

Take the Great America Parkway exit from South 101 and turn left. The hotel is located on the right at the corner of Tasman and Great America Parkway.

From San Jose — Traveling North on Highway 101:

Take the Great America Parkway exit from North 101 and turn right. The hotel is located on the right at the corner of Tasman and Great America Parkway.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Eastern Time, by the on Internet June 14, or 2012. telephone must be received by

Vote by Internet

• Go to www.envisionreports.com/LNKD

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

!IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. !

A The Board of Directors Recommends a Vote FOR each of the Nominees Listed in Proposal 1, a Vote FOR Proposals 2 and 4 and a Vote of THREE years for Proposal 3.

1. Election of directors: For Withhold For Withhold +

01—Leslie Kilgore 02—Jeffrey Weiner

2. Advisory vote to approve named executive officer compensation.

4. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of LinkedIn Corporation for the fiscal year ending December 31, 2012.

3 Years 2 Years 1 Year Abstain

3. Advisory advisory vote vote on regarding executive the compensation. frequency of the

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C

1234567890

J

N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM 1

U P X

1 3 7

2 1 2

1

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

!IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. !

Proxy — LINKEDIN CORPORATION

Notice of 2012 Annual Meeting of Stockholders

Hyatt Regency Hotel, 5101 Great America Parkway, Santa Clara, CA 95054 Proxy Solicited by Board of Directors for Annual Meeting — June 14, 2012

Steve Sordello and Erika Rottenberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LinkedIn Corporation to be held on June 14, 2012 or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS HEREON, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.